EXHIBIT 10.2


                               SEVERANCE AGREEMENT

     AGREEMENT by and between NYMAGIC, INC., a New York corporation (the "Company"), and Thomas J. Iacopelli (the "Executive"), dated as of the 31st day of December 2001.

     WHEREAS,  the Executive is the Chief Financial Officer of the Company;  and

     WHEREAS, the Company desires to provide the Executive with severance compensation upon the occurrence of certain sale events, subject to certain conditions;

     NOW,  THEREFORE,  IT IS HEREBY AGREED AS FOLLOWS:

     1. CERTAIN DEFINITIONS.

     (a) "Cause" shall mean (i) the willful and material neglect of duties by the Executive, (ii) the Executive's conviction of, or plea of no contest to a felony, or (iii) any other wrongful act committed by the Executive that has a material adverse effect on the business or reputation of the Company or its affiliated companies; provided that no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's action or omission was in the best interest of the Company.

     (b) "Date of Termination" shall mean during the Sale Event Period the date of receipt of a Termination Notice or any later date specified therein, as the case may be; provided, however, that if the Company terminates the Executive's employment other than for Cause during the Sale Event Period, the Date of Termination shall be the date on which the Company notifies the Executive of such termination.

     (c) "Effective Date" shall mean the date on which a Sale Event occurs; provided that the Executive is employed on that date (except as provided in Section 1(f)(v)).

     (d) "Good Reason" shall mean: (i) any failure by the Company to continue paying any compensation or providing any benefits which the Executive was otherwise entitled to receive during the Sale Event Period or during the 90-day period immediately preceding the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or (ii) the Company requiring during the Sale Event Period, the Executive to be based at any office or location other than the location where the Executive was based immediately preceding the Effective Date or any office or location more than 35 miles from such location or, requiring the Executive to travel away from Executive's office in the course of discharging responsibilities or duties in a manner which is inappropriate for the performance of the Executive's duties and which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Sale Event.

     (e) Permitted Transferee: (a) In the case of a natural person, such person's spouse, children, brother and/or sister, mother father or other lineal descendants, or any trust formed for the benefit of such persons (hereinafter "family members"), (b) in the case of a trust, including any voting trust, the trustees and beneficiaries of such trust, whether or not for the benefit of family members, including without limitation, any transfer to or from any of the Louise Tollefson trust, or trusts, as part of the regular estate planning, and
(c) any estate of any of the family  members.

     (f) "Sale Event" shall mean:

          (i) the sale, transfer or other disposition for financial consideration (hereinafter "sale") or series of integrated sales, other than by the Company, to an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 45% or more of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") provided, however, that (x) any acquisition by the Company or any of its affiliates, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (z) any transfer to or among any Permitted Transferee shall not constitute a Sale Event, and shall not be included in such percentage for determining whether a Sale Event has occurred hereunder; or

          (ii) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company;

          (iii) consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Company, other than to a an entity in which 50% or more of either (1.) the outstanding shares of common stock of such entity or (2.) the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors are owned by stockholders of the Company immediately prior to the sale or other disposition;

          (iv) consummation of a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock or its combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Voting Securities") immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, following such reorganization, merger or consolidation 50% or more of the then outstanding shares of common stock and/or the Outstanding Voting Securities, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

          (v) if the Executive's employment is terminated by the Company without Cause (x) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Sale Event described in this
     Section 1(f) above and who effectuates such Sale Event within one (1) year thereafter, or (y) otherwise in connection with, or as part of, a Sale Event which actually occurs within one (1) year after the Date of Termination, then the date of a Sale Event shall mean the date immediately prior to the date of such termination of the Executive's employment;

provided, however, that notwithstanding anything to the contrary in Sections 1(f) (i) through (v), a Sale Event shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities immediately prior to such transaction or transactions beneficially own, directly or indirectly, at least 50% of either (x) the outstanding shares of common stock of the entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (y) the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors, in either case, in substantially the same proportions as their ownership of the Company immediately prior to the transaction or series of transactions.

     (g) "Sale Event Period" shall mean the period commencing on the Effective Date and ending on the second anniversary of such date.

     (h) "Termination Notice" shall mean a written notice during the Sale Event Period which sets forth in reasonable detail the facts and circumstances upon which the termination of the Executive's employment is based and, if the Date of Termination is other than the date of receipt of such notice, specifies the termination date; provided however, that the failure by the Executive or the Company to set forth in the Termination Notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     2. OBLIGATIONS UPON TERMINATION DURING SALE EVENT PERIOD. If the Executive's employment is terminated during the Sale Event Period by (i) the Company without Cause, or (ii) by the Executive for Good Reason, then the Company shall pay to the Executive, in consideration of the execution and delivery of the Release (as set forth in Section 3 of this Agreement) one year's current base salary (not including any bonus or supplemental compensation) in a one lump sum in cash payment, seven (7) days after the date of the execution and delivery of the Release, defined below, and the expiration of any revocation period required by law. In addition, upon execution and delivery of the Release, all outstanding stock options held by the Executive pursuant to any Company stock option plan shall immediately become vested effective as of the Date of Termination and exercisable as to all or any part of the shares covered thereby, with the Executive being able to exercise Executive's stock options within a period of three months following the Date of Termination or such longer period as may be permitted under Executive's stock option agreements, if any. The amounts required to be paid under this Section 2 are not in lieu of any other severance obligations and shall not be reduced by any other amount of severance (i.e., relating solely to salary or bonus continuation or actual or deemed pension or insurance continuation) to be received by the Executive upon such termination of employment under any severance plan, policy or arrangement of the Company applicable to the Executive or a group of employees of the Company, including the Executive, and applicable without regard to the occurrence of a Sale Event prior to such termination of employment. The amounts payable to the Executive pursuant to this Agreement will not be subject to any requirement of mitigation, nor, except as specifically set forth herein, will they be offset or otherwise reduced by reason of the Executive's receipt of compensation from any source other than the Company. Any termination of Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by a Termination Notice to the other party hereto given in accordance with Section 11.

     3. RELEASE. The Company's obligation to make the payment provided for in this Agreement and the acceleration of the vesting and exercise of the stock options, and otherwise to perform its obligations hereunder, including any other severance amounts otherwise due and payable to such Executive as referred to in
Section 2, are conditioned upon the execution and delivery by the Executive of full and unconditional General Release, in form and substance reasonably satisfactory to the Company, which, among other things, releases and discharges all claims and causes of action which the Executive or Executive's heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against the Company and any of its affiliated companies on account of any claims and causes of action arising out of or relating to Executive's relationship with the Company and its affiliated companies, including without limitation, claims under various Federal and State laws protecting employees from discrimination, and this Agreement, any other document relating hereto or delivered in connection with the transactions contemplated hereby ("Release").

     4. TERMINATION OF THIS AGREEMENT. If the Executive's employment shall be terminated prior to the Sale Event for any reason by the Company, with or without Cause, or if the Executive shall resign, retire or otherwise leave the employ of the Company prior to the Sale Event for any reason, this Agreement shall terminate and the Company shall have no further obligation to the Executive under this Agreement. Notwithstanding the preceding sentence of this
Section 4, if the Executive's employment is terminated by the Company without Cause (x) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Sale Event described in Section 1(f) above and who effectuates such Sale Event within one (1) year thereafter, or (y) otherwise in connection with, or as part of, a Sale Event which actually occurs within one (1) year after the Date of Termination, then the date of a Sale Event shall mean the date immediately prior to the date of such termination of the Executive's employment and the Company shall remain obligated to Executive under this Agreement. After the Sale Event, the Company shall remain obligated to Executive during the Sale Event Period in accordance with Section 2 of this Agreement.

     5. NON-EXCLUSIVITY. Nothing in this Agreement shall be deemed to constitute an employment agreement, or to provide any assurance or guarantee of ongoing employment of the Executive by the Company, and the Executive acknowledges that his employment is at will and is subject to the determination of the Board of Directors of the Company. Nothing in this Agreement shall affect, prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect any right of the Executive to receive accrued and unpaid compensation otherwise due upon any termination of his employment. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

     6. FULL SETTLEMENT. The Company's obligation to make the payment provided for in this Agreement and otherwise to perform its obligations hereunder, except as provided in the last sentence of Section 2, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

     7. PUBLIC ANNOUNCEMENTS. The Executive shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company or any of its affiliated companies, this Agreement or the transactions contemplated hereby, and the Executive shall not issue any such press release or make any such public statement without the prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

     8. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in New York City pursuant to the labor rules of the American Arbitration Association or any successor organization. Any award rendered thereunder shall be final, conclusive and binding on the parties. Each party shall pay one-half of all costs and expenses of any arbitration proceeding brought pursuant to this Section, and each party shall pay its own attorneys' fees and expenses.

     9.  SUCCESSORS.

     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform
this   Agreement  by  operation  of  law,  or  otherwise.

     10.  MISCELLANEOUS.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement sets forth the entire agreement between Executive and the Company and supersedes any and all prior oral or written agreements or understandings concerning the subject matter of this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

     Thomas J. Iacopelli

     [ address to come ]

     If to the Company:

     NYMAGIC, Inc.
     330 Madison Avenue
     New York, New York 10017
     Attention: Human Resources Administrator

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (d) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

     (e) Executive represents that he fully understands his right to review all aspects of this Agreement and the Release with an attorney of his choice, that he has had had the opportunity to consult with an attorney of his choice, that he has carefully read and fully understands all the provisions of this Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first stated above.


                                   /s/  Thomas J. Iacopelli
                                ------------------------------------------------
                                Thomas J. Iacopelli


                                NYMAGIC, INC.


                                By:   /s/  Robert W. Bailey
                                    --------------------------------------------
                                    Name:  Robert W. Bailey
                                    Title:  Chief Executive Officer